Exhibit 5.1

McDonald Hopkins LLC
Attorneys at Law

	505 S. Flagler Drive	P 561.472.2121
	Suite 300	F 561.472.2122
March 31, 2008	West Palm Beach, Florida 33401	mcdonaldhopkins.com

Chicago Cleveland Columbus Detroit West Palm Beach

U.S. Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

RE:	Home School, Inc. (the “Company”)

To the Readers:

This opinion is given in connection with the registration of 131,111,111 shares (the “Shares”) of Home School, Inc. common stock to be registered for the benefit of certain shareholders included in a Registration Statement on Form S-1 as to be filed with the U.S. Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended.

We have acted as counsel to the Company in connection with the preparation of the Form S-1 Registration Statement pursuant to which the Shares are to be registered. In so acting, we have examined the originals and copies of corporate instruments, certificates and other documents of the Company and interviewed representatives of the Company to the extent we deemed necessary in order to form the basis for the opinion hereinafter set forth. In such examination we have assumed the genuineness of all signatures and authenticity of all documents submitted to us. As to all questions of fact material to this opinion which have not been independently established, we have relied upon statements or certificates of officers or representatives of the Company.

286,019,740 of the Company’s shares of common stock are currently issued and outstanding. None of the shares to be registered are issued and outstanding except for 4,000,000 Shares issued to Tailor-Made Capital Ltd. 16,000,000 of the Shares are reserved (the “Reserved Shares”) for issuance upon the exercise of Warrants issued to Tailor-Made Capital Ltd.

Based upon the foregoing, we are of the opinion that (i) the Shares pertaining to this Registration Statement are legally authorized and will be fully paid and non-assessable when issued pursuant to the Securities Purchase Agreement between the Company and Tailor-Made Capital Ltd.; and (ii) the Reserved Shares, when the Company’s Warrants are properly exercised and payment of the Warrant exercise price is made, shall be thereby fully paid and nonassessable. Based upon our interpretation of Florida Law, no representations stated or set forth in this opinion are in contravention of Florida Law.

U.S. Securities and Exchange Commission

This firm hereby consents to the use of this opinion in connection with the Company’s S-1 Registration Statement and the inclusion of this opinion as an Exhibit thereto.

Very truly yours,

/s/ McDonald Hopkins LLC
McDonald Hopkins LLC